Exhibit 99.1

Aerosonic Reports Fourth Quarter and Fiscal Year 2013 Results

CLEARWATER, Fla. – May 1, 2013, – Aerosonic Corporation (the “Company” or “Aerosonic”) (NYSE MKT: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its Annual Report on Form 10-K for the year ended January 31, 2013, with the United States Securities and Exchange Commission.

	Quarter Ended January 31,		Year Ended January 31,
	(Unaudited)		(Audited)
	2013	2012	2013	2012

Sales, net	$8,921,000	$9,157,000	$31,021,000	$29,607,000
Operating income	$467,000	$1,608,000	$1,791,000	$1,341,000
Net income	$1,793,000	$730,000	$2,522,000	$392,000
Basic income per share	$0.47	$0.19	$0.67	$0.10
Diluted income per share	$0.43	$0.18	$0.62	$0.10

For the fiscal quarter ended January 31, 2013, the Company reported net sales of $8,921,000, down 3% as compared to net sales of $9,157,000 for the fiscal quarter ended January 31, 2012. Net sales were $31,021,000 during fiscal year 2013, an increase of $1,414,000, or 4.8%, compared to $29,607,000 for fiscal year 2012. During fiscal year 2013, our sales volume increased from the prior year by approximately $2.2 million on increased demand for repairs, sensors, spares and development services, offset by approximately $0.8 million on reduced demand for mechanical instruments.

The Company reported net income for the quarter ended January 31, 2013 of $1,793,000, or $0.47 basic income per share, compared to net income of $730,000, or $0.19 basic income per share for the quarter ended January 31, 2012. For fiscal year 2013, the Company reported net income of $2,522,000, or $0.67 basic income per share, compared to net income of $392,000, or $0.10 basic income per share for the year ended January 31, 2012.

“Aerosonic made excellent progress during our Fiscal Year 2013, as sales increased almost 5% while year-end backlog increased by 19%. Gross margins increased to 39% from last year’s 29% based on growth in our aftermarket business and overall productivity improvements,” commented Douglas J. Hillman, President and CEO. “Our operating income improved by 34% compared to last year, while net income benefitted from the sale of intellectual property that we had elected not to further develop on our own. The funds from that sale will further enable our reinvestment in further growth via new digital Standby Displays and leading edge Air Data products.”

As previously disclosed, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) on April 19, 2013, with TransDigm Group Incorporated (“TransDigm”), and Buccaneer Acquisition Sub Inc. (“Purchaser”), an indirect wholly-owned subsidiary of TransDigm. Pursuant to the Merger Agreement, and on the terms and subject to the conditions described in the Merger Agreement, TransDigm agreed to conduct a cash tender offer (the Offer”) to purchase all of the Company’s issued and outstanding shares of common stock, at a price of $7.75 per share in cash, without interest (less any applicable withholding taxes). Following the successful completion of the Offer, and subject to the terms and conditions of the Merger Agreement, Purchaser will be merged with and into the Company, with the Company surviving as an indirect wholly-owned subsidiary of TransDigm. Additional information about the Merger Agreement and the proposed transaction can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2013, a copy of which is available at www.sec.gov.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. For additional information, visit the Company’s website at www.aerosonic.com.

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

This press release is not an offer to purchase or a solicitation of an offer to sell securities of Aerosonic.  The planned tender offer by TransDigm for all of the outstanding shares of common stock of Aerosonic has not been commenced.  On commencement of the tender offer, TransDigm will mail to Aerosonic stockholders an offer to purchase and related materials and Aerosonic will mail to its stockholders a solicitation/recommendation statement with respect to the tender offer.  TransDigm will file its offer to purchase with the SEC on Schedule TO, and Aerosonic will file its solicitation/recommendation statement with the SEC on Schedule 14D-9.  AEROSONIC stockholders are urged to read these materials carefully when they become available, since they will contain important information, including terms and conditions of the offer.  Aerosonic stockholders may obtain a free copy of these materials (when they become available) and other documents filed by TransDigm or Aerosonic with the SEC at the website maintained by the SEC at www.sec.gov.  These materials also may be obtained (when they become available) for free by contacting the information agent for the tender offer.

This document contains statements that constitute "forward-looking" statements. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.